UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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FUBOTV INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

On May 1, 2023, fuboTV Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and provided to its shareholders of record as of April 20, 2023 a definitive proxy statement (the “Proxy Statement”) describing the matters to be voted on at our upcoming Annual Meeting of Shareholders, to be held on June 15, 2023 at 12:00 p.m. Eastern time via live webcast (the “Annual Meeting”). This supplement, dated May 8, 2023 (the “Supplement), to the Proxy Statement updates the Proxy Statement for certain developments that occurred after the date of the Proxy Statement, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on May 8, 2023.

Recent Developments

On May 4, 2023, the Company entered into a new employment agreement (the “Restated Employment Agreement”) with David Gandler providing for his continued employment as the Company’s Chief Executive Officer, which superseded and replaced his existing employment agreement. In approving the Restated Employment Agreement, the Company’s board of directors (the “Board”), and the compensation committee thereof (“Compensation Committee”), considered, among other factors, the compensation practices, trends and data from the Company’s compensation peer group (as disclosed in the Proxy Statement), input from the Company’s independent compensation consultant and external legal advisors, and shareholder feedback, as well as the skills and operational expertise Mr. Gandler has demonstrated as the Company’s co-founder and Chief Executive Officer. Based on these factors, the Board, at the recommendation of the Compensation Committee, approved the Restated Employment Agreement to more closely align Mr. Gandler’s 2023 compensation with approximately the 25th percentile of the Company’s compensation peer group, and to design his compensation structure to drive company over-performance and execution against the Company’s short-term and long-term business plan, and the creation of shareholder value.

Under the terms of the Restated Employment Agreement, Mr. Gandler is entitled to an annual base salary of $730,000 effective as of January 1, 2023, which will be increased to $995,000 effective as of January 1, 2024, and an annual incentive bonus with a target of 100% of his annual base salary, unchanged from his current opportunity.

The Restated Employment Agreement also provides for Mr. Gandler to be granted long-term equity incentive awards, comprised of performance restricted stock units (“PRSUs”), time-based restricted stock units (“RSUs”) and time-based stock options, as follows:

•Performance Restricted Stock Units: 730,338 PRSUs at the “target performance level,” which PRSUs will be eligible to vest upon the attainment of annual performance objectives over three one-year performance periods (the 2023, 2024 and 2025 calendar years). Any PRSUs that are eligible to vest based on performance relative to the annual performance objectives will vest on the date on which the Company’s performance for the 2025 performance year is certified, which will occur on or before February 20, 2026, which vesting will be subject to Mr. Gandler’s continued employment through such date. The number of PRSUs eligible to vest may vary from 0% to 150%. The extent to which PRSUs are eligible to vest is determined based on the performance level achieved, with 0% vesting for performance below threshold levels.

◦In designing this award, the Compensation Committee determined that tying the vesting of the PRSUs to three one-year performance periods, coupled with a service requirement through early 2026, will better allow the Compensation Committee to set rigorous goals annually based on the most current information available to it. The Compensation Committee believes that the ongoing competitive and dynamic challenges in the industry and macroeconomic environment make setting rigorous and meaningful multi-year
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performance targets difficult and potentially counter-productive. The Compensation Committee desires to retain ambitious financial and operational targets for Mr. Gandler, and granting the PRSUs with three one-year performance periods with the performance conditions for each year set at the beginning of such year (as opposed to a single three-year performance period in which the performance conditions are set at the beginning of that period), will allow the Compensation Committee to ensure each year’s performance goals are specifically aligned to the Company’s short-term and long-term business plan. For the 2023 performance period, the number of shares eligible to vest will be based on the attainment of pre-determined targets tied to Adjusted EBITDA, revenue and subscribers (weighted at 50%, 25% and 25%, respectively).

•Restricted Stock Units: 365,168 time-vesting RSUs, which RSUs will vest in four equal installments on February 20, 2024, February 20, 2025, February 20, 2026 and February 20, 2027, subject to Mr. Gandler’s continued employment through each vesting date.

•Stock Options: Stock options to purchase 636,298 shares (the “Options”), which Options will vest in four equal installments on February 20, 2024, February 20, 2025, February 20, 2026 and February 20, 2027, subject to Mr. Gandler’s continued employment through each vesting date.

The foregoing awards are each subject to and contingent upon shareholder approval of an amendment and restatement to the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”) adopted by the Board on April 20, 2023, that, among other things, increased the share reserve by an aggregate of 20 million additional shares (as described in the Proxy Statement) (the “Restated Plan”). As such, the foregoing awards were granted out of the share reserve increase pursuant to the Restated Plan and are considered “Contingent Awards” for purposes of Proposal 4 of the Proxy Statement and the “New Plan Benefits” table in Proposal 4 of the Proxy Statement. The Restated Plan is subject to shareholder approval at the Company’s annual meeting of its shareholders to be held on June 15, 2023, as described in Proposal 4 in the Proxy Statement. In the event shareholder approval of the Restated Plan is not obtained, all of the foregoing awards to Mr. Gandler will automatically be forfeited.

The terms of the award agreement governing the PRSU award (the “PRSU Award Agreement”) provide that if Mr. Gandler’s employment is terminated by the Company without cause or by Mr. Gandler for good reason (as each term is defined in the Restated Employment Agreement) prior to a change in control, then, subject to Mr. Gandler’s execution of a release of claims, a number of PRSUs determined based on actual performance with respect to each completed performance period, and based on target performance with respect to each performance period that is not completed as of the date of termination, will vest on the date of termination (or, with respect to PRSUs eligible to vest with respect to a completed performance period, the date on which performance for such completed performance period is certified, if later than the date of termination). In the event of a change in control of the Company on or prior to December 31, 2025, a number of PRSUs, determined based on actual performance with respect to each completed performance period, and based on target performance with respect to each performance period that is not completed as of the date of the change in control, will vest on (i) February 20, 2026, subject to Mr. Gandler’s continued employment through such date, or, (ii) subject to Mr. Gandler’s execution of a release of claims, on such earlier date on which Mr. Gandler’s employment is terminated by the Company without cause or by Mr. Gandler for good reason.

In the event of the termination of Mr. Gandler’s employment by the Company without cause or by Mr. Gandler for good reason (i) if such termination occurs prior to February 20, 2027, all of the unvested RSUs and Options will vest as of the date of his termination, subject to his execution of a release of claims, and (ii) all vested Options will remain exercisable for two years following his termination date.

Mr. Gandler’s employment under the Restated Employment Agreement is “at-will,” and may be terminated by Mr. Gandler or the Company at any time for any reason. If the Company terminates Mr. Gandler’s employment without cause or if Mr. Gandler terminates his employment for good reason, he will be entitled to (i) an amount equal to twenty-four months of his base salary, payable in installments over the twenty-four month period following his termination, (ii) a pro-rated annual bonus for the year of his termination, paid at target level (the “Pro-Rated Bonus”), payable in a lump sum, (iii) any unpaid annual incentive bonus with respect to a performance period ending on or preceding the his date of termination,
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payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees, (iv) reimbursement for premium payments for COBRA coverage for up to a maximum of 24 months following termination, and (v) immediate vesting of all time-vesting equity awards. Equity awards that are subject to performance-vesting will vest based on the terms of each applicable award agreement. If Mr. Gandler’s employment is terminated without cause or for good reason within six months prior to or twenty-four months following a change in control of the Company (the “Change in Control Period”), then in lieu of the Pro-Rated Bonus, he will receive a payment equal to two times his target annual incentive bonus for the year of termination, but will otherwise receive the same payments and benefits that he would receive on a termination outside of the Change in Control Period as described above.

If Mr. Gandler’s employment terminates as a result of his death or disability, he will receive any unpaid annual incentive bonus with respect to a performance period ending on or before his date of termination, payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees.

To be eligible for the termination payments under the Restated Employment Agreement, Mr. Gandler will be required to execute a release of claims against the Company and comply with the restrictive covenant agreement he previously entered into with the Company.

Important Information

Except as specifically supplemented or amended by this Supplement, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as each contains information that is important to your decisions in voting at the 2023 Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 10 of the Proxy Statement for instructions on how to do so.

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